Exhibit 10.9

Paul Dailey
Spitz Inc.
700 Brandywine Drive,
Chadds Ford, PA 19317

Re: Employment Agreement
Dear Paul:
This letter agreement sets forth the terms of your employment with Evans & Sutherland Computer Corporation, a Utah corporation ("E&S" or the "Company"), effective as of the date set forth in Section 2 below (the "Effective Date"). This letter agreement supersedes and replaces all prior employment agreements between you and the Company, which are void.
1.	Position and Duties.
(a)
You will be employed by the Company as its Executive Vice President and Chief Financial Officer. In such position, you will have the duties and authority consistent with the duties and authority of a chief financial officer of a public company in the information technology industry of a size comparable to E&S. The Company's Chief Executive Officer ("CEO"), in his sole discretion, may alter, modify, or change your duties, offices, positions, responsibilities and obligations set forth in this Agreement at any time, consistent with the status of a senior executive of the Company. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, judgment, energy and skills exclusively to the advancement of the business interests of the Company and its affiliates and to discharge your duties and responsibilities for them. You shall report directly to the CEO. Your principal place of employment will be in Chadds Ford, Pennsylvania, except for required travel on Company business, including travel to the Company's headquarters in Salt Lake City, Utah, as necessary and appropriate.  You will use best efforts to travel to the Company's headquarters in Salt Lake City, Utah, not less frequently that you have historically.

(b)
You will agree to serve, without additional compensation, if elected or appointed thereto, in one or more executive offices of the Company or any affiliate of the Company, or as a member of the board of directors of any affiliate of the Company; provided, however, that you are indemnified for serving in any and all such capacities on a basis no less favorable that is currently provided in the Company's bylaws, or otherwise.

2.
Term of Employment. You will be employed by the Company commencing on December 15, 2016, until December 31, 2019, after which your employment term will automatically renew for additional terms of one (1) year each; provided that either you or the Company may give written notice of non-renewal, which notice period shall be a minimum of three (3) months before the end of the then-current term, and further provided, that either you or the Company may terminate your employment at any time, with or without cause, subject to the provisions of Sections 4, 5 and 6 below.

3.	Compensation. You will be compensated for your services to the Company as follows:
(a)
Base Salary:  Commencing on the Effective Date, your annual base salary ("Base Salary") shall be Two Hundred Eighty Thousand dollars ($280,000) payable bi-weekly in accordance with the Company's normal payroll practices.  Base Salary shall be subject to periodic review and adjustment during the Term of this Agreement, but in no event shall Base Salary be reduced below Two Hundred Eighty Thousand dollars ($280,000).

(b)
Award of Options:  As of the Effective Date, you will be granted incentive stock options to purchase up to Sixty Thousand (60,000) in shares of the Company's common stock. Pursuant to the Company's 2014 Equity Incentive Plan (the "Equity Plan"), the options granted pursuant to this paragraph shall vest on each of the following dates: 20% on January 1, 2017; 20% on January 1, 2018; 20% on January 1, 2019; 20% on January 1, 2020; and 20% on January 1, 2021, all as more fully described in the Option Award Agreement dated as of the Effective Date between you and the Company. The above notwithstanding, in the event of a Change in Control all unvested equity grants, including options granted above, shall become immediately vested.  The Option Award Agreement shall reflect the full vesting of options upon Change in Control.

(c)
Incentive Bonus: As determined annually by the Compensation Committee, you will be eligible to receive an annual bonus under the E&S Management Incentive Plan (the "MIP"). Your bonus under the MIP will be based upon the Company's and your achievement of various financial goals established and approved annually by the Board of Directors (the "Board") or the Compensation Committee of the Board.  Nothing in this Agreement shall guaranty that you will receive an annual bonus or that any bonus awarded will be for a particular amount. Any bonus for a fiscal year will be paid within 90 days after the close of that fiscal year. The Company reserves the right to amend, change, or cancel the MIP at its sole discretion.

(d)
Benefits:  You will have the right, on the same basis as other similarly-situated employees of the Company, to participate in and to receive benefits under any applicable benefit plans, as well as under the Company's business expense reimbursement and other policies.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law, including without limitation, applicable tax rules.  You will accrue paid vacation in accordance with the Company's vacation policy.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(e)	Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
4.
Voluntary Termination.  In the event that you voluntarily resign from your employment with the Company without Good Reason (as defined in Section 5) you will be entitled to no compensation or benefits from the Company other than those earned under Section 3(a) and (e) through the date of your termination.  You agree that if you voluntarily terminate your employment with the Company without Good Reason, you will provide the Company with 60 days' written notice of your resignation.  The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

5.
Resignation for Good Reason.  During your employment with the Company, you may terminate your employment for Good Reason within thirty (30) days of the event constituting Good Reason by delivering to the Company a notice specifying that you are terminating your employment for Good Reason, setting forth in reasonable detail the facts and circumstances you claim give you Good Reason, and giving the Company thirty (30) days to cure the circumstances you claim give you Good Reason.  If you deliver such a notice and the Company fails to cure the circumstances you claim give you Good Reason within thirty (30) days resulting in a Separation (as defined in Section 6(c)) then the Company shall pay you the same severance pay and benefits you would have received if your employment had been terminated without cause pursuant Section 6(b) of this Agreement, provided however, that you must sign a general release of known and unknown claims in the form attached hereto as Exhibit A in order to receive such severance.  For purposes of this Agreement, "Good Reason" shall mean any of the following events if effected by the Company without your consent:  (i) a material diminution of your duties, responsibilities, or authority; (ii) a material reduction of your Base Salary; (iii) a requirement that you report to a corporate officer or employee instead of reporting directly to the CEO; (iv) a material change in the geographic location where you work; (v) the Company's failure to secure the written assumption of its material obligations under this Agreement from any successor to the Company; or (vi) a material breach of this Agreement by the Company which is not remedied within fifteen (15) business days following written notice from you.

6.	Other Termination. Your employment may be terminated by the Company under the circumstances set forth below.
(a)
Termination for Cause:  If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Section 3(a) and (e) through the date of your termination for cause.

For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information resulting in damage to the Company; (iii) any action or omission by you that constitutes a knowing and material violation of the Company's policies and procedures; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs your ability to perform your duties under this Agreement or (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. For purposes of this paragraph, "Company" shall mean E&S and its affiliates.
(b)
Termination Without Cause, Death or Disability:  If a Separation occurs because your employment is terminated by the Company without cause or as a result of your death or Disability (as defined below), and if you sign a general release of known and unknown claims in form attached hereto as Exhibit A, you will receive severance payments equal to one hundred thirty-five percent (135%) of your Base Salary at the time of such termination; less applicable withholding, payable over a period of twelve (12) months after the date of the Separation. Severance payments will be made periodically in accordance with the Company's normal payroll schedule.  You, your personal representative or guardian, as applicable, must execute and return the form of release attached hereto as Exhibit A to receive severance payments.  The severance payments will commence on the date in which the release becomes irrevocable in accordance with its terms or applicable law. During the twelve-month severance period, the Company will also pay the premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules.  However, the Company's COBRA obligations shall immediately cease to the extent you become eligible for benefits from a subsequent employer.

(c)
Termination following Change of Control.  If a Change of Control (as defined in the Equity Plan) occurs and within twelve (12) months following such Change of Control, your employment with the Company or its successor is terminated:  (i) by the Company or its successor without cause; (ii) as a result of your death or Disability; or (iii) following your resignation for Good Reason, you shall be entitled to all separation payment and benefit set forth in Section 6(b); provided however, that the severance payments shall be made in a single lump sum upon execution and non-revocation of the form of release attached hereto as Exhibit A.

(d)
Definition of Separation. For purposes of this Agreement, "Separation" means a "separation from service," as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement, "Disability" means (i) your inability, by reason of physical or mental illness or other cause, to perform your duties hereunder on a full‑time basis for a period of ninety (90) days in any one year period, or (ii) in the discretion of the CEO, as such term is defined in any disability insurance policy in effect at the Company during the time in question.

(e)
Commencement of Payments.  For purposes of Section 409A of the Code, each salary continuation payment under Section 5 or 6(b) above is hereby designated as a separate payment.  If the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5 or 6(b) above, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

7.	Termination Obligations.
(a)
Return of Property.  You agree that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to you by the Company or any affiliate or created or prepared by you in the course of your employment belongs to the Company and shall be promptly returned to the Company upon termination of your employment.

(b)
Resignation and Cooperation.  Following any termination of employment, you shall cooperate with the Company in the winding up of pending work on behalf of the Company or any affiliate and the orderly transfer of work to other employees. You shall also cooperate with the Company and any affiliate in the defense of any action brought by any third party against the Company that relates to your employment by the Company. The Company shall reimburse you for your time and reasonable expenses incurred in connection with such cooperation.

8.	Confidential Information.
(a)
You acknowledge that because of your position with the Company, you will have access to Confidential Information (as defined below) of the Company and its affiliates.  Accordingly, you hereby agree that, during your employment and at all times thereafter, you will hold the Confidential Information of the Company and its affiliates in strict confidence and will neither use (for yourself or any third party) the information nor furnish, make available or disclose it to anyone, except to the extent necessary to carry out your responsibilities as an employee of the Company or as specifically authorized in writing by the CEO.  As used in this Agreement, "Confidential Information" means any information relating to the business or affairs of the Company and its affiliates, including, but not limited to information relating to financial statements, operations manuals, systems manuals, customer identities, customer profiles, customer preferences, partner or investor identities, employees, suppliers, advertising programs, target markets, servicing methods, equipment, programs, strategies and information, market analyses, profit margins, past, current or future marketing strategies, or any other proprietary information used by the Company or its affiliates; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no act or omission by you.  You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that you are under a contractual and common law duty to not disclose the Confidential Information to any third party at any time.  You acknowledge and agree that your non-disclosure obligation applies to all Confidential Information of the Company, no matter when you obtained knowledge of or access to such Confidential Information.  You further acknowledge that the Company would not employ you or provide you with access to its Confidential Information, but for your promises and covenants contained in this Section 8 and elsewhere in this Agreement. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You shall promptly provide written notice of any such order to the CEO.

(b)	Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:
(i)
You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)
If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

9.
Ownership of Information and Property.  You agree that all information and property of the Company or its affiliates that comes into your control or possession due to your relationship with the Company or any of its affiliates, including without limitation any Confidential Information, are and shall remain the property of the Company or an Affiliate, as applicable, and, at the Company's request, you shall promptly return all such information and property to the Company and provide to Company a written certificate confirming that all such information and property have been returned to the Company.

10.	Non-Competition and Non-Solicitation Covenants.
(a)
Prohibited Activities.  During the Term of your employment and for twelve (12) months thereafter (the "Restricted Period"), in addition to your other obligations hereunder, you shall not, in any manner, directly or indirectly, (i) engage or invest in, (ii) own, manage, operate, finance, control, (iii) participate in the ownership, management, operation, financing, or control of, or (iv) be employed by, work for or with, or in any way assist any business or any person or entity that engages in the Restricted Business (as defined below) in the Restricted Territory (as defined below).  For purposes of this Agreement, (x) "Restricted Business" means the business and operations that are the same or similar to those engaged in by the Company or its affiliates during your employment with the Company, or in which any of the Company or its affiliates has material plans to engage of which you are aware during the period of your employment with the Company, which business and operations include the business of advanced computer graphics technology for digital planetariums and full dome digital cinemas worldwide, full-dome education including projection systems, software, curriculum, lighting and audio and dome screens, and other architectural domes, spheres, and freeform structures; and (y) "Restricted Territory" means the geographic area where the Company and its affiliates conduct business. For purposes of this paragraph, "Company" shall mean E&S and its affiliates.  For avoidance of doubt, a Restricted Business may take the form of a sole proprietorship, corporation, partnership, limited liability company, governmental or private entity or any other entity of whatever kind (including without limitation, a private equity fund) that engages in a Restricted Business.

(b)
Communication of Contents of Covenants.  During the Restricted Period, you will communicate the contents of this Agreement to any person or entity that you intend to be retained or employed by, associated with, or represent and which you know is engaged in the Restricted Business or in a business that competes with the Company in the Restricted Business.

(c)
Non-Solicitation of Customers.  You understand and acknowledge that because of your experience with and relationship to the Company, you will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales and services. You understand and acknowledge that loss of these customer relationships or goodwill will cause significant and irreparable harm to the Company.  You agree and covenant that during the Restricted Period, you will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

(d)
Tolling of Covenants.  If it is judicially determined that you have violated any of your obligations under this Agreement, then the Restricted Period will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

(e)
Non-disparagement.  You and the Company both agree and covenant that neither will at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers and other associated third parties. This section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

(f)
Acknowledgments.  You understand that the nature of your position gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence with the Company. You further understand and acknowledge that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity. You acknowledges that your obligations under this Section 10 (including the geographic boundaries, scope of prohibited activities and the time duration of the provisions) are reasonable in the context of the nature of the Restricted Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations, and are no broader than are necessary to protect the legitimate business interests of the Company.  You further acknowledge that the Company would not have employed you in the absence of this Section 10 and your other covenants and representations and warranties made herein, which you acknowledge constitutes good, valuable and sufficient consideration.

11.
Severability.  If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

12.	Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
13.
Entire Agreement.  This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

14.	Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.
15.
Governing Law.  This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the State of Utah, without regard to conflict of laws principals.

16.	Remedies and Jurisdiction.
(a) You hereby acknowledge and agree in addition to all other remedies available to the Company for a breach of this Agreement (including, without limitation, the right to recover damages), the Company shall be entitled to seek injunctive relief.  To enforce the provisions of this Section 16(a), the Company may seek relief from any court with proper jurisdiction.
(b) All claims, disputes and other matters in question between the parties arising under this Agreement, shall, unless otherwise provided herein, be decided by binding arbitration before a single independent arbitrator selected pursuant to Section 16(d).  TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY THE COMPANY OR A REPRESENTATIVE OF THE COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS AGREEMENT AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.  The arbitration hearing shall occur at a time and place convenient to the parties in Minneapolis, Minnesota, within thirty (30) days of selection or appointment of the arbitrator.  The arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of AAA in effect on the date of the first notice of demand for arbitration.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.
(c) In cases of breach of contract or policy, damages shall be limited to contract damages.  In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1‑16.
(d) The parties shall select the arbitrator from a panel list made available by the AAA.  If the parties are unable to agree to an arbitrator within ten (10) days of receipt of a demand for arbitration, the arbitrator will be chosen by alternatively striking from a list of five (5) arbitrators obtained by the Company from AAA.  The Executive shall have the first strike.
17.
Attorneys' Fees.  In any arbitration, court action or other adjudicative proceeding arising out of or relating to this Agreement or Employee's employment with the Company, each party shall pay its own attorneys', accountants', and experts' fees and costs of such proceeding(s).

18.
Section Headings.  The section headings of this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement nor affect its terms and provisions.

19.
Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against either party as the drafter thereof.

20.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

21.
EMPLOYEE ACKNOWLEDGEMENT.  YOU HAVE HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAVE OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT YOU DEEMS NECESSARY OR APPROPRIATE.  YOU HAVE READ AND UNDERSTANDS THE AGREEMENT, ARE FULLY AWARE OF ITS LEGAL EFFECT, AND HAVE ENTERED INTO IT FREELY BASED ON YOUR OWN JUDGMENT AND NOT BASED ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of page left intentionally blank.
Signature page follows.]

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

EVANS & SUTHERLAND COMPUTER CORPORATION

By:  /s/ Jonathan Shaw
Title: Chief Executive Officer

Accepted and agreed this 15 day of December, 2016:
EMPLOYEE

By:  /s/ Paul Dailey
             Paul Dailey

EXHIBIT A

EXECUTIVE SEPARATION AND GENERAL RELEASE AGREEMENT
This Confidential Executive Separation and General Release Agreement ("Agreement") is between Paul Dailey ("Executive") and Evans & Sutherland Computer Corporation, a Utah corporation ("E&S" or the "Company"), as well as each and all of its parents, subsidiaries, and affiliates. Executive has been serving as Executive Vice President and Chief Financial Officer of the Company pursuant to an Employment Agreement dated as of December 15, 2016, as amended (the "Employment Agreement"). In consideration of the mutual promises recited in this Agreement, Executive and Company hereby agree:
1. General Terms of Termination.  Executive's employment relationship with Company will terminate on [                ] (the "Separation Date"). Executive understands and acknowledges that through and including the Separation Date, that all of Company's human resources policies and practices remain in effect, and that Executive will continue to receive current base salary and will be entitled to participate in the same employee benefit and incentive compensation plans/programs as other similarly situated employees, subject to any restriction, limitation and discretionary authority specified in such plans and programs.
2. Other Compensation and Benefits.  Executive understands that except as expressly provided for herein by this Agreement, all other compensation and benefit plans, policies and programs in which Executive participates in as a result of employment with Company, shall be administered pursuant to their terms, provisions and administrative practices and policies that are then in effect, as interpreted and applied by Company or the plan administrator(s) as applicable.
3. Separation Payment and Benefits.  Company agrees to provide Executive with separation payment and benefits and described as follows:
(a) Separation Payment.  Company will pay separation payments in the amount of [              ], which represents one hundred thirty-five percent (135%) of Executive's Base Salary as determined on the date of this Agreement.  Payment of such amount shall commence immediately following the expiration of the revocation period set forth in Section 15 and shall be made [over a period of twelve (12) months][in a single lump sum].

(b) Vesting of Equity Compensation.  Subject to the terms of the Company's 2014 Stock Incentive Plan (the "Equity Plan"), applicable awards and applicable law, Company will cause any outstanding, qualified option, non-qualified stock option, restricted stock unit and/or other equity awards provided pursuant to the Equity Plan to become vested to the extent not current vested.  The shares associated with any vested awards (less any applicable tax withholding) will be issued or delivered to Executive in accordance with the terms of the applicable awards, the Equity Plan, and applicable law.
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(c) COBRA Continuation.  If Executive properly and timely elects to continue his medical, dental and vision insurance coverage (collectively, "health insurance coverage") under Company's group medical, dental and vision insurance plans (collectively, "Continuation Coverage") pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Company shall reimburse Executive for payments made by him for such Continuation Coverage for him and his dependents who qualify for continuation coverage under COBRA for one (1) year following the Separation Date (the "COBRA Pay Period").  If Executive elects to continue COBRA coverage after the end of the COBRA Pay Period, such Continuation Coverage shall be entirely at his own expense.  Notwithstanding the foregoing, if, during the COBRA Pay Period, Executive obtains insurance coverage through a new employer or Medicare, the Company shall have no further obligation to pay any portion of the premiums for Continuation Coverage under the Company's group health insurance plans.
4. General Release.  In consideration of the promises, covenants and agreements contained herein, Executive, for himself and his heirs, successors, and assigns, hereby releases and forever discharges Company and its officers, shareholders, directors, employees, agents, representatives, attorneys, parent, subsidiary and affiliated companies, successors and assigns, and each of them, of and from any and all claims, losses, demands, actions, causes of action, obligations, debts and/or liabilities (the "Released Claims") relating to any matters of any kind, presently known or unknown, in law or in equity, arising out of any acts, omissions, events or facts which have occurred up to, and including the time of, the Effective Date.  The Released Claims released pursuant to the foregoing paragraph include, without limitation, any claims, losses, demands, actions, causes of action, obligations, debts, and/or liabilities resulting from or arising out of Executive's employment by Company, the termination thereof, or any transaction, event, action, dispute and/or activity related thereto, as well as any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act, the Utah Anti-Discrimination Act, the Utah Payment of Wages Act, or any other federal, state or local statute prohibiting employment discrimination, harassment, or retaliation, or any claim for general, special, or other compensatory damages, consequential damages, punitive damages, back or front pay, fringe benefits, attorneys' fees, costs, or other damages or expenses, or any claim for injunctive relief or other equitable relief, or any claim for alleged wrongful discharge, breach of express or implied contract, breach of the covenant of good faith and fair dealing, termination in violation of public policy, negligence, negligent hiring, retention, or employment, invasion of privacy, defamation, intentional or negligent infliction of emotional distress, fraudulent representation, fraudulent omission, assault, battery, interference with contract or other economic opportunity, failure to pay wages due or other monies owed, failure to pay pension benefits, conversion, breach of duty, vicarious liability, any claim arising under any federal or state statute or local ordinance regulating the health and/or safety of the workplace, or any other tort, contract or statutory claim.
5. Exclusions from General Release.  This Agreement's general release provisions exclude: claims arising after Executive signs this Agreement; claims for breach of this Agreement; any claim for coverage under E&S's Directors and Officers insurance policy or any applicable indemnification agreement or policy; and claims that cannot be waived, such as for unemployment or worker's compensation.
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6. Protected Rights.  Employee understands that nothing contained in this Agreement limits Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Employee further understands that this Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee's right to receive an award for information provided to any Government Agencies.
7. Cooperation and Assistance.  Executive agrees to cooperate and assist in the investigation, prosecution or defense of any potential claims or concerns regarding Company's or any affiliates' business about which he has relevant knowledge, including:  (i) by providing truthful information and testimony as reasonably requested by Company; and (ii) by providing truthful information and testimony with Government Agencies on matters pertaining to any investigation, litigation or administrative proceeding concerning Company or its affiliates.  Company will reimburse Executive for reasonable time, travel and out‑of‑pocket expenses incurred in providing such cooperation and assistance after the Separation Date.
Except as provided for in Section 18 with regard to governmental reporting, Executive further agrees to inform Company of all subpoenas, correspondence, telephone calls, and requests for information, inquiries or other contacts he may receive from third parties, concerning any fact or circumstances known to him during his employment.  Executive agrees to inform E&S within three (3) business days of each such contact.  All notices and other communications Executive may provide Company as required to accomplish this obligation shall be in writing and shall be given by Executive in hand or by overnight delivery, with a signed receipt, shall be deemed effective as of the date delivered.
8. Indemnification.  Company shall defend and indemnify Executive with respect to Executive's actions in the performance of Executive's duties arising from his employment and performance as an officer and employee through the Separation Date to the fullest extent permitted by the Company's Bylaws as in effect from time to time.
9. Non-Disparagement.  Executive agrees not to criticize, make any negative comment about or otherwise disparage Company and its current officers and directors in any manner, whether orally or in writing and directly or indirectly, that when viewed objectively, appears calculated to disrupt or impair their normal, ongoing business operations, or to harm their reputation with employees, suppliers, customers, agents, shareholders or the public.  Company agrees that it will instruct its executive officers and Directors, not to criticize, make any negative comment about or otherwise disparage Executive in any manner, whether orally or in writing and directly or indirectly, that when viewed objectively, appears calculated to disrupt or impair or to harm his reputation with prospective employers, employees, suppliers, customers, agents, shareholders or the public.
Executive further agrees not to provide testimony as an expert or paid witness on behalf of a party adverse to Company or its affiliates.  This paragraph does not prohibit Executive from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this paragraph in no way limits Executive's right to report possible violations of law or regulation to Government Agencies; to file a charge with any governmental administrative agency or participate in any such agency investigation; nor from making other disclosures that are protected under whistleblower provisions of state or federal law or regulation.
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10. Reference.  Executive agrees to direct all inquiries regarding employment, including those from prospective employers to [                       ].
11. Obligations Regarding Trade Secret and Company Confidential Information.  Executive acknowledges that during his employment, he developed and has been exposed to trade secrets or Confidential Information (as defined in the Employment Agreement) regarding Company and its affiliates.  Company considers such Confidential Information to be valuable and proprietary.  Except as provided for in Section 18 with regard to governmental reporting, Executive acknowledges that he is under a continuing obligation to keep confidential, not disclose and not use any Confidential Information, except as specifically authorized by Company, pursuant to Section 8 of the Employment Agreement, which continues to be enforceable by Company according to its terms.
12. Obligations Regarding Non-Solicitation and Non-Competition.  Executive acknowledges that he is obligated, during the Restricted Period (as defined in the Employment Agreement), not to directly or indirectly solicit, contact, attempt to contact or meet with the Company's current, former or prospective customers as more fully described in Section 10 of the Employment Agreement, which continues to be enforceable by Company according to its terms.  Executive further acknowledges that he is obligated, during the Restricted Period not to engage in any Restricted Business (as defined in the Employment Agreement) in the Restricted Territory (as defined in the Employment Agreement) as more fully described in Section 10 of the Employment Agreement, which continues to be enforceable by Company according to its terms.
13. Breach by Executive.  In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the duty to cooperate, confidentiality, non-solicitation, non-competition or non-disparagement provisions of this Agreement, Company's obligation to make any payment under this Agreement will immediately cease.  Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, and that monetary damages alone would not provide adequate relief for any such breach.  Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Company without the necessity of Company posting a bond.
14. Advice to Consult Legal Counsel.  Since this Agreement includes a waiver of rights, including those rights falling under the Age Discrimination in Employment Act, Executive has been advised to consult an attorney before signing this Agreement.
15. Period to Consider Agreement.  Executive agrees that he has at least twenty‑one (21) days from the day that he has been given this Agreement, not counting the day upon which he received it, to consider whether to sign the Agreement. If he signs the Agreement before the end of the 21‑day period, he agrees that he will have done so knowingly and voluntarily, without undue influence, duress or any type of pressure by Company.
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16. Right to Revoke Agreement.  Executive may rescind this Agreement at any time within seven (7) days after signing it, not counting the day upon which he signs it.  This Agreement will not become effective or enforceable unless and until the 7‑day rescission period has expired without Executive rescinding it.
17. Procedure for Accepting or Rescinding the Agreement.  To accept the terms of this Agreement, Executive agrees that he must deliver the Agreement, after having signed and dated it, to Company by hand or mail.  If he decides to rescind the acceptance, the Executive must deliver to Company by hand or by mail a written, signed statement to announce that acceptance of this Agreement is rescinded.  This statement must be delivered to Company within the 7‑day rescission period.  Executive understands that all deliveries of acceptance or rescission to Company must be made to [                       ].
18. Executive Acknowledgments.  By signing this Separation Agreement, Executive agrees that: he has been advised to consult with legal counsel concerning the terms of this Agreement prior to signing it; that he is entering into this Separation Agreement knowingly and voluntarily; that he has been paid for all time worked; and that he has paid for all unused accrued paid vacation leave in accordance with Company's vacation leave policy.  Executive also acknowledges and agrees to cooperate in the return of all property belonging to Company, including but not limited to identification badge, keys, key cards, files (in whatever form – including electronic files), records, computer access codes, computer passwords, computer hardware, computer programs, instruction manuals, business plans, as well as other documents prepared or received and other property used in connection with his employment.
19. Confidentiality.  The parties mutually agree to keep the existence and terms of this Agreement, and the discussions between them regarding this Agreement, confidential and agree that neither the existence, the terms, nor the discussions with regarding this Agreement shall be disclosed or communicated in any manner except (i) as required by legal proceedings to secure compliance with or enforcement of the terms of this Agreement; (ii) in response to any proper subpoena, court order, or lawful discovery request in litigation; (iii) to Employee's spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential; or (iv) as required by law.  This provision also does not prohibit or restrict Executive (or his attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission ("SEC") or any other Government Agencies, nor does this confidentiality obligation require Executive to notify Company regarding any such reporting, disclosure or cooperation with SEC or any other entity or agency of the government.
20. Non-Admissions.  The fact and terms of this Separation Agreement are not an admission by Company or by the Executive of liability or other wrongdoing under any law.
21. Internal Revenue Code Section 409A.  The Parties agree that the separation payment made pursuant to this Agreement does not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations ("Section 409A").  Specifically, the separation payment described in this Agreement will be made in a manner that will cause it to be a short-term deferral as described in Treas. Reg. § 1.409A-1(b)(4).  This Agreement shall be implemented and construed in a manner to give effect to the foregoing.  In no event whatsoever shall Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive pursuant to Section 409A.  Neither Company nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest or penalties, or liability for any damages related thereto.
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22. Entire Agreement and Enforceability.  The Parties agree that this Agreement is the entire Agreement between them regarding the termination of their employment relationship, and that if any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable between them.  Any changes to this Agreement after it was first presented to Executive, whether material or immaterial, do not restart the decision period described in the Section entitled "Period to Consider Agreement."  Further, both parties agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Utah. Notwithstanding any other provision of this Separation Agreement, it is expressly understood and agreed by the parties that Section 16 of the Employment Agreement shall remain in full force and effect.

 Executive Signature
Date:

EVANS & SUTHERLAND COMPUTER CORPORATION

By:   _______________________
Title: _______________________
Date:

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